Exhibit 10.3

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Agreement”), is entered into by Linda C. Heller, and Power-One, Inc. (“Power-One”) for the purpose of resolving all matters between Ms. Heller and Power-One including those concerning Ms. Heller’s employment with Power-One and the termination of that employment.

1.                                       Termination of Employment. Ms. Heller’s employment with Power-One will terminate effective August 13, 2010 (the “Separation Date”).

2.                                       Final Wages, Vacation Pay, Company Contribution to Retirement Plan. On Ms. Heller’s last day of employment, Power-One will pay the following:

(a)                             All wages or salary earned and unpaid through and including Ms. Heller’s last day of employment; and

(b)                            Accrued, unused vacation, if any, as of Ms. Heller’s Separation Date.

Ms. Heller will receive these sums whether or not she enters into this Agreement. Payment of these sums will be subject to appropriate deductions and withholdings. Ms. Heller is also entitled to one-hundred percent (100%) of the Company’s contribution to her retirement plan, which vested in full on the second anniversary of her employment, subject to the terms of the plan.

3.                                       Separation Payment. On the eighth day following the execution and return of this Agreement by Ms. Heller (or on the next business day, if the eighth day is a weekend day or a holiday), and provided that Ms. Heller has not exercised her right to revoke this Agreement, Power-One will pay to Ms. Heller the gross sum of $280,000, less appropriate payroll tax deductions and withholdings. This amount will be paid to Ms. Heller in a lump sum through Power-One’s regular payroll system.

4.                                       Benefits. Power-One acknowledges that, regardless of whether Ms. Heller enters into this Agreement, she is eligible to elect continuation of current medical, dental and vision benefit coverage under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), in accordance with its terms. Regardless of whether Ms. Heller enters into this Agreement, Ms. Heller’s rights and responsibilities under the benefit plans and programs offered by Power-One to its employees are subject to applicable law and plan documents as they apply to terminated employees.

If Ms. Heller enters into this Agreement and elects to continue her current medical, dental, and/or vision insurance coverage through COBRA following her Separation Date, as additional consideration for entering into this Agreement, Power-One will pay one hundred percent (100%) of the applicable total COBRA premium payable for such coverage for a term of one year following the Separation Date. Power-One will also continue Ms. Heller’s executive medical supplement through December 31, 2010. Payment of the premium will be made directly to the insurance company by Power-One. Power-One’s obligation to pay COBRA premiums will terminate if Ms. Heller becomes eligible to participate in any medical benefits coverage provided by a subsequent employer. COBRA premiums due and payable after the one year anniversary of the Separation Date will become the sole responsibility of Ms. Heller, as outlined in separate COBRA rights information provided to Ms. Heller by COBRA source.

Ms. Heller acknowledges that except as provided in paragraph 7 below, she is not entitled to participate in any other Power-One benefit plans after the Separation Date, and further acknowledges that she will not accrue further benefits under the plans, including, but not limited to, allowances of any type, accruals of paid time off, incentive payments and bonuses. Her eligibility to make further contributions to any Power-One retirement plan such as the 401-K plan will end as of the Separation Date.

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5.                                       Equity Awards. On the Separation Date, Ms. Heller will fully vest in 75,000 restricted stock units previously awarded to Ms. Heller that have not vested and were not scheduled to vest prior to the Separation Date. The stock units are fully paid shares of Power-One, Inc. common stock that Ms. Heller will own; provided however, that taxes due on the shares must be paid by Ms. Heller prior to distribution of the stock. Alternatively, Ms. Heller may direct Power-One to trade a sufficient number of her shares to pay her estimated tax liability. There are no restrictions, time limits, expiration dates or other limitations upon Ms. Heller’s ownership of the shares or on her freedom to hold, sell, exchange, donate or dispose of any or all of such shares, although Ms. Heller will remain subject to Rule 16(b) of the Securities Exchange Act of 1934, which governs short-swing profits, for a term of six (6) months following the Separation Date.

6.                                       Outplacement. Power-One will pay the cost of outplacement services for Ms. Heller in an amount not to exceed Fifteen Thousand Dollars ($15,000) for a period of up to one year following Ms. Heller’s Separation Date, after which any unused amount allocated for outplacement services will be forfeited.

7.                                       Acknowledgment of Consideration. Ms. Heller acknowledges that she is not entitled to the payment set forth in Paragraph 3 above, to the payment by Power-One of COBRA premiums as described in Paragraph 4 above, to the full vesting of the 75,000 restricted stock units described in paragraph 5 or to the outplacement services described in paragraph 6 (collectively the “Separation Benefits”), and that she has been offered the Separation Benefits in return for entering into this Agreement. Ms. Heller acknowledges that separate and apart from this Agreement, Ms. Heller is entitled only to the monies and benefits described in paragraph 2 of this Agreement, to participate in COBRA coverage in accordance with COBRA, as amended, and to certain rights under Power-One’s 401K plan, such as her right to the vested portion of the Company’s contribution to her plan.

8.                                       Return of Property and Documents. On or before her Separation Date, Ms. Heller will return to Power-One all property, documents, electronic information and materials of Power-One including any copies thereof, that were in her possession, including, but not limited to, Ms. Heller’s laptop computer, cell phone and American Express credit card. Ms. Heller agrees that she will provide any passwords, access codes or other information necessary for Power-One to access her files and records created and maintained by her during her term of employment with Power-One. Ms. Heller further agrees to advise Richard Thompson of the date time and place of any scheduled meetings with analysts, bankers, tax advisors or any other person or entity as of the Separation Date.

9.                                       8-K Disclosure. Ms. Heller acknowledges that the termination of her employment is an event that must be timely disclosed in a Current Report on Form 8-K. Ms. Heller will cooperate with Power-One to timely prepare and file the report. Power-One has agreed that the report will be subject to Ms. Heller’s review and approval, which shall not be unreasonably delayed or withheld.

10.                                 Mutual Release.

(a) Excepting only those obligations expressly recited to be performed hereunder, Ms. Heller (for herself and her agents, heirs, successors, assigns, executors and/or administrators) does hereby and forever release and discharge Power-One and its subsidiary corporations and the successors, assigns, agents, employees, Board of Directors, officers, attorneys and representatives of each of them, past, present and future, and Power-One and its subsidiary corporations and the successors, assigns and agents of Power-One hereby and forever release and discharge Ms. Heller (collectively Ms. Heller and Power-One are referred to as the “Released Persons”) from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, vested or contingent, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any other governmental agency or entity, which the Released Persons have or may have against the other Released

Person or entity, by reason of any and all acts, omissions, events or facts occurring or existing as of date of this Agreement.

(b)                                 Matters released by this Agreement include, without limitation, all claims attributable to the employment of Ms. Heller or the termination of that employment, under any theory of pleading or proof, including but not limited to any claim for breach of contract, breach of implied covenant, breach of oral or written promise, wrongful termination, infliction of emotional distress, defamation, discrimination, interference with contractual relations or prospective economic advantage, negligence, misrepresentation or and including, without limitation, any claim arising under or alleging violation of any federal, state or other governmental statute, regulation or ordinance, such as, for example and without limitation, Title VII of the Civil Rights Act of 1964 which prohibits discrimination on the basis of sex, race, color, national origin and religion, the Age Discrimination in Employment Act which prohibits discrimination on the basis of age 40 and over, the Civil Rights Act of 1866, the Americans With Disabilities Act, the California Fair Employment and Housing Act which prohibits discrimination on the basis of race, religious creed, color, national origin, ancestry, physical disability, mental disability, medical condition, marital status, age 40 and over, sexual orientation, gender identity and sex, the California Constitution and the California Labor Code. Provided, however, anything to the contrary in this Separation Agreement notwithstanding, this Agreement does not release or waive workers’ compensation claims or any other claims that cannot be released as a matter of law.

(c)                                  The Released Persons intend that this release extend to any and all claims of whatsoever kind or character, known or unknown, and therefore expressly waive any and all rights granted by California Civil Code Section 1542 (or any other analogous federal or state law or regulation). Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Cal. Civ. Code § 1542.

11.                                 No Admissions. Nothing contained herein is an admission of wrongdoing or liability by Ms. Heller or Power-One.

12.                                 Entire Agreement, California Law. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and supersedes and controls over all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter of this Agreement, except as set forth herein. This Agreement may be amended or modified only in writing. This Agreement is governed by California law.

13.                                 Partial Invalidity. The invalidity or unenforceability of any provision or portion of this Agreement will not affect the validity or enforceability of the other provisions or portions of this Agreement. Should any provision or portion of this Agreement be declared invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

14.                                 Confidentiality. Ms. Heller acknowledges that during her employment with Power-One she had access to confidential and proprietary information about the Company as part of her job, including, but not limited to, financial information, key performance indices, strategic plans, roadmaps, inventions and other sensitive information. Power-One employees, including Ms. Heller, invested substantial time, energy and resources in developing the information to which Ms. Heller had access as a representative of Power-One and as a consequence, Ms. Heller gained significant insight into Power-One’s past, present and future business operations. Ms. Heller acknowledges that Power-One is in a highly competitive industry and agrees that she will remain obligated to maintain the confidentiality of information about Power-One even after her separation from the company. Ms. Heller represents that she has not and will not copy, record, save or otherwise retain confidential Power-One information, whether in electronic format or otherwise, and that she will (if she has not already done so), prior to her Separation Date, return or destroy any and all confidential information in her possession, including electronic data and including information stored on a personal home computer or on any type of remote storage device. Ms. Heller and Power-One and its senior executives (the Chief Executive Officer and employees who report directly to him on a permanent basis) further agree that except as required to be disclosed by the Securities Exchange Act of 1934, they will keep the existence and the terms and conditions of this Agreement strictly confidential and will not disclose or discuss this Agreement with any other person or entity, including any current, former or prospective employees of Power-One, other than (a) Ms. Heller may discuss the Agreement with members of her immediate family, (b) the parties may discuss the Agreement with legal and/or financial advisors, (c) as required by law, or (d) to enforce this Agreement. It shall not be considered a breach of this Agreement for the parties to disclose any terms hereof in compliance with any court order or subpoena. In addition, both parties acknowledge and agree that the duty to keep Power-One information confidential, including the existence and terms of this Agreement, does not in any way prohibit Ms. Heller from testifying truthfully under oath if ever called upon to do so or to cooperate, if required by law and subject to advice of counsel, in any investigation in which either of them might be required to testify or provide information

15.                                 Non-disparagement. Both Ms. Heller and Power-One, on behalf of itself and its senior executives (the Chief Executive Officer and employees who report directly to him on a permanent basis), agree not to make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of Ms. Heller, Power-One, or any of its senior executives. Ms. Heller and Power-One acknowledge and agree that this prohibition extends to statements, written or verbal, made to anyone, whether public or private, including statements made to investors, potential investors, analysts, members of the board of directors, employees of Power-One (past and present), competitors, strategic partners, vendors, and customers. Ms. Heller and Power-One understand and agree that this paragraph is a material provision of this Agreement and that any breach of this paragraph shall be a material breach of this Agreement that would irreparably harm the non-breaching party and may entitle the damaged party to damages and other legal remedies. Nothing in this Paragraph 15 shall prohibit Ms. Heller or any representative, employee or officer of Power-One from testifying truthfully about any matter in any legal proceeding or in any statements to any federal or state regulators.

16.                                 WAITING PERIOD AND RIGHT OF REVOCATION. MS. HELLER ACKNOWLEDGES AND IS AWARE, AND IS HEREBY EXPRESSLY ADVISED OF HER RIGHT TO CONSIDER THIS AGREEMENT FOR TWENTY-ONE DAYS BEFORE SIGNING IT AND THAT IF SHE SIGNS THIS AGREEMENT PRIOR TO THE EXPIRATION OF TWENTY-ONE DAYS, SHE IS WAIVING THIS RIGHT FREELY AND VOLUNTARILY. MS. HELLER FURTHER ACKNOWLEDGES THAT SHE IS AWARE OF AND THAT SHE IS HEREBY EXPRESSLY ADVISED OF HER RIGHT TO REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN DAYS FOLLOWING THE SIGNING OF THIS AGREEMENT AND THAT IT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. TO REVOKE THIS AGREEMENT, MS HELLER MUST NOTIFY POWER-ONE WITHIN SEVEN DAYS OF SIGNING IT BY SENDING A FACSIMILE OF HER REVOCATION TO TINA MCKNIGHT, GENERAL COUNSEL, AT (805) 383-5898 OR BY CAUSING THE NOTICE TO BE DELIVERED TO TINA MCKNIGHT AT 740 CALLE PLANO, CAMARILLO, CALIFORNIA 93012.

17.                                 ATTORNEY ADVICE. MS HELLER ACKNOWLEDGES THAT SHE IS AWARE OF HER RIGHT TO CONSULT AN ATTORNEY, THAT SHE IS HEREBY EXPRESSLY ADVISED TO CONSULT WITH AN ATTORNEY, AND THAT SHE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS AGREEMENT.

18.                                 Understanding of Agreement. Ms. Heller represents to Power-One, and Power-One hereby relies upon Ms. Heller’s representation that she has carefully read this Agreement, that she fully understands its final and binding effect, that the only promises made to her in connection with signing this Agreement are those stated above, and that she is signing this Agreement voluntarily.

Dated: August 10, 2010	/s/ Linda C. Heller
Linda C. Heller

Dated: August 10, 2010	POWER-ONE, INC.

/s/ Tina McKnight

	By:	Tina McKnight
General Counsel